Barkley L. Hendricks (b. 1945-2017)



Masterworks has offered one other painting by Hendricks, which was most recently valued on June 30, 2023 at a NAV per share of $44.02, representing a 120% increase in the estimated value of the Class A Shares since the initial offering.

INVESTMENT THESIS

Initial Offering Price
$2,220,000

Offering Circular
sec.gov

Similar Sales | Record Price | Repeat Sales



$6.0m
$4.0m
$2.0m
$0.0m
08
11
14
17
20
23

Price Appreciation of Similar Works
41.7%

Sharpe Ratio (2010-2020) watch video

Barkley L. Hendricks	Not enough data
All Art	0.55
S&P 500	0.56

60% Progress

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Barkley L. Hendricks

(b. 1945-2017)

Why we like this offering

1. The Artwork is a late-career example of Barkley L. Hendricks' portrait painting practice, which utilized Old Master painting techniques to foreground contemporary Black subjects.
2. Hendricks' portrait paintings are characterized by their naturalistic representations of frequently fashion-forward, admired Black individuals against solid or minimal backgrounds.
3. Hendricks built a storied career, being awarded later in life the 2016 Rappaport Prize, the President's Award from the Amistad Center for Art and Culture in 2010, and the Joan Mitchell Foundation Award in 2008.
4. Between 2013-2023 Hendricks average painting price grew at an annualized rate of 42%.
5. Artworks similar in subject, but executed in an earlier period have auction records of Stanley (1971), which sold for $6,100,000 in May 2023, Brenda P (1974), which sold for $2,175,000 in May 2018, and Dancer (1977), which sold for $2,055,000 in May 2018.
6. Hendricks' paintings are featured in prestigious public collections, including the Whitney Museum of American Art in New York, the National Portrait Gallery and the National Gallery of Art in Washington, DC, Tate Modern in London, and Rubell Family Collection in Miami, among many others.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2022 Total Auction Sales	2022 Auction Lots Sold	All Time Record Price
$0	4	$3,300,000

Average Prices


3.1M
2.3M
1.6M
775K
11 12 13 14 15 16 17 18 19 20 21 22

Turnover by Year


15.1M
11.3M
7.6M
3.8M
11 12 13 14 15 16 17 18 19 20 21 22

Lots Auctioned ■ Sold ■ Unsold


14
10.5
7
3.5
11 12 13 14 15 16 17 18 19 20 21 22

Initial Offering Price	**$2,220,000**
Offering Circular	sec.gov/edgar

Painting



 

About Barkley L. Hendricks

Barkley L. Hendricks (b. 1945, Philadelphia, Pennsylvania - d. 2017, New London, Connecticut) was an influential late 20th century portraitist and photographer who revolutionized the depiction of Black and Latino Americans. Inspired by the lack of representation of people of color in the Western art historical canon, Hendricks sought to evoke the unique personalities of his subjects through precisely rendered depictions of their individualized fashion and gestures.

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BARKLEY HENDRICKS

b. 1945—d. 2017, UNITED STATES



$2,200,000

INITIAL OFFERING

41.7%

ANNUAL APPRECIATION OF SIMILAR WORKS[1,2]

60.3%

ANNUAL APPRECIATION OF RECORD PRICES[3]

73.0%

MEDIAN APPRECIATION OF REPEAT SALES[4]

Oil, acrylic, and variegation leaf on linen canvas | 72 × 48 in. (183 x 122 cm.)

Barkley L. Hendricks was a leading figure in late 20th-century portraiture, and is internationally celebrated for his personal and naturalistic depictions of contemporary Black subjects.

The Artwork is a late-career example of Barkley L. Hendricks' portrait painting practice, which utilized Old Master painting techniques to foreground contemporary Black subjects. Barkley L. Hendricks' portrait paintings are characterized by their naturalistic representations of frequently fashion-forward, admired Black individuals against solid or minimal backgrounds. The Artwork is a full-length portrait of a single Black male figure wearing an oversized graphic t-shirt with a one-dollar bill design, baggy blue jeans with a patch on the left knee, and a gold watch. He faces the viewer, standing motionless with his arms relaxed by his sides. He holds a pair of glasses in his right hand and furrows his brow slightly as he lifts his gaze to meet the viewer. The top fifth of the background is covered in a textured gold foil, while the rest is painted solid black. Artworks similar in subject and scale, but executed in an earlier period have achieved auction records led by Stanley (1971), which sold for $6,100,000 at Christie's New York on May 17, 2023, Brenda P (1974), which sold for $2,175,000 at Sotheby's New York on May 16, 2018, and Dancer (1977), which sold for $2,055,000 at Sotheby's New York on May 17, 2018.

The estate of Barkley L. Hendricks continues to be represented internationally by Jack Shainman Gallery. In 2008, Hendricks was the subject of a nationwide traveling retrospective organized by the Nasher Museum of Art at Duke University titled Barkley L. Hendricks: Birth of the Cool. He has also been the subject of major solo exhibitions at the Frick Collection in New York, the Edward Hopper House in New York, and the Rose Museum of Art in Massachusetts, among others. In addition to his extensive exhibition history, Hendricks' paintings are featured in prestigious public collections, including the Whitney Museum of American Art in New York, the National Portrait Gallery and the National Gallery of Art in Washington, DC, Tate Modern in London, Studio Museum in Harlem, Philadelphia Museum of Art, and Rubell Family Collection in Miami, among many others. The artist's auction records are led by a portrait of fellow artist Stanley Whitney titled Stanley (1971), which sold for $6,100,000 at Christie's New York on May 17, 2023, followed by Mr. Johnson (Sammy From Miami) (1972), which sold for $4,013,000 at Sotheby's New York on December 8, 2020, and Yocks (1975), which sold for $3,740,000 at Sotheby's New York on May 16, 2019.

AS OF AUGUST 15, 2023, THE ARTIST'S AUCTION RECORDS ARE LED BY A PORTRAIT OF FELLOW ARTIST STANLEY WHITNEY TITLED STANLEY (1971), WHICH SOLD FOR $6,100,000 AT CHRISTIE'S NEW YORK ON MAY 17, 2023, FOLLOWED BY MR. JOHNSON (SAMMY FROM MIAMI) (1972), WHICH SOLD FOR $4,013,000 AT SOTHEBY'S NEW YORK ON DECEMBER 8, 2020, AND YOCKS (1975), WHICH SOLD FOR $3,740,000 AT SOTHEBY'S NEW YORK ON MAY 16, 2019.

AUCTION RESULTS FOR SIMILAR WORKS[2]


$8M
$6M
$4M
$2M
2009
2010
2011
2012
2013
2014
2015
2016
2017
2019
2020
2021
2022
2023

Barkley L. Hendricks (b. Philadelphia, 1945; d. New Haven, 2017) was a leading figure in late 20th-century portraiture, and is internationally celebrated for his personal and naturalistic depictions of contemporary Black subjects. Hendricks received his bachelor of fine arts with a focus in photography from the Pennsylvania Academy of the Fine Arts in 1967 and received his master of fine arts from Yale University's School of Fine Arts in 1972. While an undergraduate, he was awarded two travel scholarships to North Africa and Europe. His trip to Europe proved especially formative as he was equally inspired by 19th-century portraiture and struck by the lack of Black representation in museums. This experience informed his decision to pursue a representational oil painting practice, foregrounding Black subjects he knew and admired. Shortly after graduating, Hendricks became a studio art professor at Connecticut College, where he taught until his retirement in 2010. He simultaneously maintained a prolific career as a portrait painter and photographer, which established an important precedent for the following generation of Black portrait artists like Kehinde Wiley, Kerry James Marshall, and Amy Sherald, among others. In addition to his influential portraits, he began a three-decade-long series of Jamaican landscape paintings in 1983, which he painted en plein air during his annual winter vacations to the island with his wife. He received the 2016 Rappaport Prize, the President's Award from the Amistad Center for Art and Culture in 2010, and the Joan Mitchell Foundation Award in 2008. Hendricks passed away at the age of 72 on April 18, 2017, in New Haven, Connecticut.




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IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The chart below captures the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Barkley L. Hendricks with the following criteria: At least three-quarters length portrait of a single figure standing, excluding diptychs. This set includes the artist's auction record painting Stanley (1971), which is an extraordinary example. If excluded, the set achieves a 33.5% CAGR from 11 sales occurring from October 8, 2009, to December 7, 2020. [Where the price with buyer's premium was not listed, it was calculated based on the auction house's terms and conditions.] The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 41.7% CAGR implied from selected sales occurring from October 8, 2009, to May 17, 2023.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Barkley L. Hendricks have a record price compound annual growth rate ("CAGR") of 60.3% from May 5, 2008 to December 31, 2022. This calculation is based on (i) a record price of $3,250 on May 5, 2008, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $3,300,000, the most recent record price as of December 31, 2022, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

4. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Barkley L. Hendricks is 73.0%, which is based on 2 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Barkley L. Hendricks was February 23, 2010 and ending on the last date a repeat sale occurred for such artist, which in the case of Barkley L. Hendricks was November 17, 2020. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.